Exhibit 99(a)



                       Hechinger Company and Subsidiaries
                      Consolidated Statements of Operations
                                  (unaudited)
                        (in thousands except share data)





                                                                    13 Weeks Ended
                                                        -------------------------------------
                                                        Apr. 30, 1994            May. 1, 1993
                                                        -------------           -------------
REVENUES

Net sales                                                    $574,301                $479,144
Other (principally interest)                                      420                     911
                                                        -------------           -------------
Total Revenues                                                574,721                 480,055


COSTS AND EXPENSES

Cost of sales                                                 448,151                 371,289
Selling, general and administrative expenses                  112,336                  98,813
Interest expense                                                7,197                   5,275
                                                        -------------           -------------
Total Costs and Expenses                                      567,684                 475,377
                                                        -------------           -------------

EARNINGS BEFORE INCOME TAXES                                    7,037                   4,678


INCOME TAX EXPENSE                                              2,392                   1,450
                                                        -------------           -------------

NET EARNINGS                                                   $4,645                  $3,228
                                                        =============           =============




PRIMARY AND FULLY DILUTED EARNINGS
  PER COMMON SHARE:                                             $0.11                   $0.08
                                                                =====                   =====


AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:
    Primary                                                    42,243                  41,858
    Fully diluted                                              42,429                  41,872



DIVIDENDS PER SHARE:
  Class A common                                                $0.04                   $0.04
  Class B common                                                $0.02                   $0.02





See notes to consolidated financial statements.





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